Exhibit 99.1

December 28, 2020

Dear Class B Stockholder,

A group of three funds for which MacKenzie Capital Management, LP or one of its affiliates is the manager or general partner (collectively, “MacKenzie”) has advised New York City REIT, Inc. (the “Company,” “we,” “us,” or “our”) that MacKenzie intends to make an unsolicited offer commencing on December 28, 2020 to purchase up to 65,000 shares of our Class B common stock, par value $0.01 per share (“Class B Shares”), at a price equal to $6.50 per share in cash (the “MacKenzie Offer”). The Mackenzie Offer expires on February 5, 2021, unless extended. Subject to MacKenzie actually commencing its offer, we are offering to purchase a like number of Class B Shares at a price equal to $7.00 per share. Our offer expires on January 27, 2021, unless extended. Both of these offer prices are substantially less than the price at which shares of our Class A common stock, par value $0.01 per share (“Class A Shares”), have been trading on the New York Stock Exchange (the “NYSE”). On December 24, 2020, the last trading day before we commenced the Offer, the closing price of the Class A Shares was $7.91 per share.

By offering to pay more than MacKenzie, we are trying to deter MacKenzie and others that may try to exploit the short-term illiquidity of Class B Shares prior to the time they automatically convert into Class A Shares. Please note that MacKenzie is not affiliated with the Company or its advisor, New York City Advisors, LLC.

Our board of directors recommends that stockholders DO NOT tender their Class B Shares pursuant to our Offer or the lower MacKenzie Offer.

In making this recommendation, we note:

•	The price offered by us and in the MacKenzie Offer are substantially less than the price at which the Class A Shares have been trading on the NYSE.

•	The outstanding Class B Shares will automatically convert into Class A Shares listed on the NYSE in two equal tranches no later than April 15, 2021 and August 13, 2021. MacKenzie misleadingly implies that the Class B Shares may not convert on or before these dates, specifically stating that “[t]here can be no guarantee that your shares will convert in a timely manner, or at all…” Under the Company’s charter, conversion of the Class B Shares must occur by the dates set forth above. Our board of directors has the ability to make one or both conversion dates earlier but does not have the power or authority to delay or cancel a scheduled conversion for any reason.

•	The fact that the trading price of the Class A Shares may be volatile and may decline.

•	Our board of directors takes MacKenzie at its word that the MacKenzie Offer represents an opportunistic attempt by MacKenzie to make profit by purchasing Class B Shares before they convert into Class A Shares, thereby depriving the holders of Class B Shares who tender Class B Shares in the MacKenzie Offer of any potential future benefits associated with owning Class A Shares and Class B Shares.

•	If a stockholder needs or desires immediate liquidity, our Offer provides holders of Class B Shares with an alternative to the MacKenzie Offer at a 7.7% premium to the MacKenzie Offer price.

•

The fact that, although the MacKenzie Offer states that the $6.50 per share offer price will be “promptly” paid, for all validly tendered Class B Shares, MacKenzie may not actually pay for any tendered Class B Shares before February 27, 2021. A person tendering to MacKenzie would not have the right to withdraw for lack of payment until February 27, 2021.

You should carefully read the enclosed Offer to Purchase and Letter of Transmittal for the Offer, which have been filed as exhibits to a Schedule TO filed with the Securities and Exchange Commission (the “SEC”) on December 28, 2020, before making your decision with regard to the Offer. Unless extended, withdrawn or earlier terminated, the Offer will expire at 11:59 p.m., Eastern Time on January 27, 2021. Upon expiration, payment for the Class B Shares accepted for purchase in the Offer will occur promptly in accordance with applicable law.

Our board acknowledges that each holder of Class B Shares should evaluate whether to tender his or her Class B Shares only after reviewing the MacKenzie Offer and our Offer and should also consider the fact that there is not currently an established trading market or value for the Class B Shares. An individual stockholder may determine to tender based on, among other considerations, the individual stockholder’s liquidity needs. In addition, our board believes that each stockholder should consider that (a) our board has the right to amend, extend or, upon certain specified conditions (including the actual commencement of the MacKenzie Offer), terminate our Offer, (b) the actual amount and timing of any dividends the Company may pay in the future cannot be assured, and (c) the trading price of Class A Shares on the NYSE may fluctuate significantly and decline from its current level, and there can be no assurance the trading price of Class A Shares will not be lower than the current trading price or the price in the MacKenzie Offer price or the Offer if you decide to sell your Class B Shares after they have automatically converted into Class A Shares.

We appreciate your trust in the Company and its board and thank you for your continued support. We encourage you to follow our board’s recommendation and not tender your Class B Shares in either offer. If you do not wish to tender Class B Shares in the Offer or the MacKenzie Offer, simply do not respond to either offer.

If you have any questions or need further information about your options, please feel free to contact the Company’s Investor Relations department at 866-902-0063.

Sincerely,

/s/ Edward M. Weil, Jr.
Edward M. Weil, Jr.
Executive Chairman, Chief Executive Officer,
President and Secretary